DATED: 1 JANUARY 2002




                              CHINESEROOTS.COM INC.
                                   AS COMPANY



                                     - AND -



                                 STEVEN SIMPSON
                                  AS APPOINTEE





                           --------------------------


                                SERVICE AGREEMENT

                           ---------------------------




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THIS AGREEMENT IS MADE ON 1 JANUARY 2002 BETWEEN:

(1) CHINESEROOTS.COM INC. ("the COMPANY") whose registered office is at Ugland House, PO Box 309, south Church Street, George Town, Grand Cayman, Cayman Islands, BWI; and

(2) STEVEN SIMPSON ("the APPOINTEE") of Tiara Tower #09-04, 1 Kim Seng Walk, Singapore 239403.



IT IS AGREED AS FOLLOWS:

        1. The COMPANY hereby agrees to employ the APPOINTEE and the APPOINTEE hereby agrees to act as CHIEF EXECUTIVE OFFICER AND PRESIDENT of the COMPANY and with responsibilities to ensure the efficient and effective conduct of the COMPANY's affairs, being based at the COMPANY's principal office in Singapore or such other place as the COMPANY may from time to time reasonably request. The APPOINTEE is expected to effectively manage all staff under his direct control and work closely with other Executive officers of the COMPANY, at the direction of the COMPANY's Board of Directors. The APPOINTEE accepts that the COMPANY may at its discretion require him to perform other reasonable and lawful duties or tasks not within the scope of his normal duties hereunder and the APPOINTEE shall perform those duties or undertake those tasks as if they were specifically required under this Agreement.

2. (A) The APPOINTEE shall devote the whole of his time, attention and skill to the duties of his office and shall faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to or vested in him and shall obey all reasonable and lawful directions given to him and shall use his best endeavours to promote the interests of the COMPANY and its associated companies.


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      (B) The APPOINTEE shall not during the continuance of his employment hereunder (except as a representative of the COMPANY or with the consent of the COMPANY) be directly or indirectly engaged or concerned in the conduct of any other business competing in any material respect with the business for the time being of the COMPANY or of any of its associated companies.

      (C) Subject to any regulations issued by the COMPANY which may be applicable to him, the APPOINTEE shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by him) by or on behalf of the COMPANY or any of its associated companies.

3. (A) The APPOINTEE shall not use, divulge or communicate to any person (other than those whose province it is to know the same or with proper authority) any of the trade secrets or other confidential information of the COMPANY which he may (whether heretofore or hereafter) have received or obtained while in the service of the COMPANY. This restriction shall continue to apply after the termination of his employment without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain otherwise than through unauthorized disclosure by the APPOINTEE.

      (B) The provisions of sub-clause 3 (A) above shall apply mutatis mutandis in relation to each of the associated companies of the COMPANY to trade secrets or confidential information which the APPOINTEE may have received or obtained while in the service of the COMPANY.

4. (A) The COMPANY shall pay to the APPOINTEE during the continuance of his employment hereunder a gross salary at the rate of US$ 5,000.00 (Five thousand United States dollars) per month in respect of his position as the Chief Executive Officer and President of the COMPANY (or such other rate of salary as may from time to time be agreed upon by the COMPANY and the APPOINTEE). The salary shall be payable on a 13 month basis with the 13th month salary being paid at the end of each year of employment under this contract.


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      (B) In addition, there may be paid to the APPOINTEE in respect of each relevant financial year of the COMPANY or such other periods that the COMPANY may determine during the continuance of his employment, a bonus to be determined by the Board of Directors, taking into consideration the performance of the COMPANY and the APPOINTEE for that financial year or agreed task or period.

                (C) The APPOINTEE shall conform to such hours of work as may from time to time reasonably be required of him and shall not be entitled to receive any additional remuneration for work outside his normal hours. The APPOINTEE shall be entitled without loss of remuneration to 21 working days holidays in each year (in addition to public holidays occurring whether or not on holiday) to be taken at such time or times as may be approved.

                (D) The APPOINTEE shall be entitled without loss of remuneration to up to 10 working days sick leave in each year (non-cumulative), should such leave be required because the APPOINTEE is medically unfit for work from time to time.

      (E) The COMPANY will provide the APPOINTEE with accommodation in Singapore, and to this purpose a budget of S$ 4,000.00 (Four thousand Singapore dollars) per month shall be allowed, to be either paid directly to the APPOINTEE or paid to the APPOINTEE's landlord as rental payments, at the APPOINTEEs option. The APPOINTEE shall bear telephone charges (including the installation of any necessary telephone lines), other than overseas calls related to the performance of the APPOINTEE's duties under this Agreement, which shall be the responsibility of the COMPANY. For the avoidance of doubt, all other domestic costs such as utilities, electricity, fuel, lighting and water and the rental cost of furniture, if any, shall be borne by the APPOINTEE.

      (H) The APPOINTEE shall be reimbursed all travelling, hotel and other out-of-pocket expenses incurred by him in or about the discharge of his duties hereunder, in accordance with the COMPANY's stated travel policy.

6. This Agreement is of no fixed term and shall be subject to termination by the COMPANY or by the APPOINTEE upon one month written notice by either party.


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7. Notices by either party must be given by letter or by telefax or telex message addressed to the other party at (in the case of the COMPANY) its registered office for the time being and (in the case of the APPOINTEE) his last known address and any such notice given by letter, telefax or telex message shall be deemed to have been given at the time at which the letter, telefax or telex message would be delivered in the ordinary course of post or transmission as the case may be.

8. The expiration or determination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as in accordance with their terms are expressed to operate or have effect thereafter.

9. This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

10. If the COMPANY at any time sells, transfers or otherwise assigns all, or essentially all, of its assets to an associated company, this Agreement shall automatically transfer to that associated company and shall continue in full force and effect and inure to the continuing benefit of the associated company and the APPOINTEE as though such transfer did not occur.

11. This Agreement may be amended, extended or replaced in its entirety only by written agreement between the Company and the APPOINTEE.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.

THE COMPANY



Signed by:                )
for and on behalf of      )
Chineseroots.com Inc.     )
in the presence of:       )

THE APPOINTEE



Steven Simpson            )
in the presence of :-     )


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